EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”)  is entered into by and between Pet Ecology Brands, Inc., a Texas corporation (“Company”), and Ralph J. Steckel, an individual (“Employee”).  Company and Employee are collectively referred to as the “Parties”.  This Agreement supersedes any and all prior consulting and employment  agreements between the Parties.

R  E  C  I  T  A  L  S:

WHEREAS, Company, is engaged in developing, marketing and selling pet products in the United States and other countries; and,

WHEREAS, Employee is experienced in and has knowledge of the Company's business and has been elected to the Company’s Board of Directors and has been appointed, and is currently serving as the Company’s Chairman of the Board of Directors, President  and Chief Executive Officer; and

WHEREAS, the Company and Employee desire Employee to perform duties on behalf of the Company pursuant to the terms hereof; and,

WHEREAS, Employee and Company heretofore entered into an Executive Employment Agreement dated as of April 1, 2005 which this Agreement supersedes and replaces;

Now, therefore, for and in consideration of the terms and conditions contained herein, the Parties agree as follows, to wit:

1.	Definitions. As used in this Agreement:

A.	“Company” means Pet Ecology Brands, Inc., its successors and assigns, and any of its present or future subsidiaries or organizations controlled by, controlling, or under common control with it.

B.
“Confidential Information” means any and all information disclosed or made available to the Employee or known by the Employee as a direct or indirect consequence of or through Employee’s employment by the Company and not generally known in the industry in which the Company is or may become engaged, or any information related to the Company’s products, processes, or services, including, but not limited to, information relating to research, development, inventions, manufacture, purchasing, accounting, engineering, marketing, merchandising, or selling.

C.
“Inventions” mean discoveries, concepts and ideas, whether patentable or not, relating to any present or prospective activities of the Company, including, but not limited to, devices, processes, methods, formulae, techniques, applications, technology and any improvements to the foregoing.

D.
“Company Monthly Base Pay” means the employee’s last monthly remuneration, prior to termination of Employee’s employment with the Company, before federal, state, and local taxes and other withholding, but exclusive of extra compensation, such as that attributable to bonuses, overtime or employee retirement or pension benefits.

E.	“Conflicting Organization” means any person or organization engaged, directly or indirectly, in the research, development, production, marketing or selling of a Conflicting Product.

F.
“Conflicting Product” means any product, process, technology, application, or service of any person or organization, other than the Company, in existence or under development, which resembles, competes with or is marketed or offered for sale or lease to the same or similar potential customers as a product, process, technology, application, or service which is the subject of research, development, production, marketing or selling activities of the Company.

2.	Employment. The Company hereby employs the Employee and the Employee hereby agrees to accept employment with the Company upon the terms and conditions herein set forth.

3.
Term.  The Company hereby employs the Employee for a period of five (5) years beginning on the December 7, 2007 and ending on December 6, 2012, unless sooner terminated as provided in Section 13 (Disability), Section 14 (Death During Employment) or Section 12 (Termination), hereof; provided, this Agreement may be extended for additional periods or its terms amended upon the mutual written agreement of the Parties.

4.
Position.  The Employee shall be employed in the capacity of President/CEO with such duties as are set for the in the Bylaws of the Company and as are or may be reasonably prescribed, from time to time, by the Board of Directors of the Company.  The Employee shall not be assigned nor requested to perform duties or functions for which he has not been adequately trained or for which he does not have adequate education and/or professional experience.

5.	Extent of Services. The Employee shall diligently and conscientiously devote Employee’s time, attention and energies to the business of the Company.

6.
Working Facilities; Location.  The Employee shall be furnished with such facilities suitable to Employee’s position and adequate for the performance of Employee’s duties and the conduct of the Company’s business.   The Employee’s principal office shall be located in the area selected by the Company; provided, however, the Employee agrees to do such traveling as is required to carry out Employee’s duties hereunder. The Employee shall not be transferred from the Company’s Dallas, Texas Operations on a permanent basis (longer than thirty (30) days) without the Employee’s written consent.

7.
Compensation.  The Company’s Board of Directors may increase the Employee’s Monthly Base Pay from time to time as the Board may deem reasonable.  The Employee shall be a participant in any deferred compensation, bonus and/or stock option plans designed and implemented by the Company’s Board of Directors for the benefit of the Company’s key executives and employees.   The Employee shall participate in any such plans at a level commensurate with Employee’s position with the Company.

A.
Company Monthly Base Pay. For  services rendered by Employee under this Agreement, until any increases shall be made by a decision of  the Board of Directors, Employee shall be paid an annual base salary of One Hundred Twenty Thousand Dollars ($120,000) per year, beginning January 1, 2008.  The annual base salary shall be paid to Employee in equal bi-monthly installments as Company Monthly Base Pay.

B.	Stock Grants. Employee shall be entitled to receive non qualified stock options in amounts and pursuant to the terms and conditions of a stock option agreement of even date herewith.

C.
Benefits. Employee shall be eligible for Company-paid health insurance, dental insurance, life insurance, short/long term disability coverage and other benefits that are and may become available. Employee shall be eligible to participate in any such benefits at a level commensurate with Employee’s position with the Company.

D.	Auto Allowance. Employee shall be provided a monthly auto allowance of $500-.

8.
Expenses.  All expenses for transportation and travel, including a primarily business use automobile, entertainment, club dues, and charitable contributions incurred by the Employee, that may be properly charged to the furtherance of the legitimate business interests of the Company shall be reimbursed or directly paid by the Company upon presentment of receipts in accordance with the record keeping requirements of the Internal Revenue Service.

9.
Right to Participate.  The Employee shall have the right to participate in all other benefits of employment generally made available to the Company’s executive and managerial employees including but not limited to medical, dental, disability, life insurance, retirement plans and any other benefit(s) presented by the Company’s Board of Directors and befitting the Employee’s position and performance.

10.
Vacations; Compensated Absences.  The Employee shall be entitled to twenty (20) working days vacation each calendar year, with continued compensation during such vacation period.   For purposes hereunder, the term “working days” refers to Monday through Friday, exclusive of weekends and holidays, observed by the Company as determined by the Board of Directors.  Vacations may be taken at such times and in such manner desired by the Employee if the taking of such vacation does not interfere with the efficient administration of the affairs of the Company as may reasonably be determined by the Board of Directors.   Unused vacation days may be carried into the next calendar year(s) or, at Employee’s option, Employee may elect to receive compensation for unused vacation days. In addition, Employee shall be entitled to continued  compensation pursuant to the terms hereof for sick days and other days or times during which Employee is necessarily absent as a result of family or other reasonable personal obligations.

11.
Right to Inventions.  With respect to all Inventions made or conceived by the Employee, whether or not during the hours of Employee’s employment or with the use of Company facilities, materials or personnel, either solely or jointly with others, during the term of Employee’s employment by the Company, and without royalty or any other consideration:

A.
Reports.  The Employee shall inform the Company promptly and fully of such inventions by a written report, setting forth in detail the structures, procedures, and methodology employed and the result achieved.   A report shall also be submitted by the Employee upon completion of any study or research project undertaken on the Company’s behalf, whether or not in the Employee’s opinion a given study or project has resulted in an invention.

B.
Assignment.  The Employee hereby assigns and agrees to assign to the Company all of Employee’s rights to such Inventions and to all proprietary right therein, based thereon or related thereto, including, but not limited to, applications for United States and foreign letters patent and resulting letters patent.

C.
Patents.  At the Company’s request and expense, the Employee shall execute such documents and provide such assistance as may be deemed necessary by the Company to apply for, defend or enforce any United States or foreign letters of patent based on or related to such Inventions.

D.	Confidential Information.

(i)
Confidentiality.  During the terms of this Agreement, Company shall disclose to Employee certain Confidential Information as that term is defined herein.  Except as required in the performance of Employee’s duties during the term of Employee’s employment by the Company, the Employee shall treat as confidential and shall not, directly or indirectly, use, disseminate, disclose, publish, or otherwise make available any Confidential Information or any portion thereof.   This provision shall remain in effect for a period of two (2) years after any termination of such employment.

(ii)
Return of Confidential Information.  Upon termination of Employee’s employment with the Company, all documents, records, notebooks, and similar repositories containing Confidential Information, including copies thereof, then in the Employee’s possession, whether prepared by him or others, shall be promptly returned to the Company.  If at any time after the termination of employment the Employee determines that he has any Confidential Information in Employee’s possession or control, he shall immediately return to the Company all such Confidential Information, including all copies and portions thereof.

(iii)
Restrictive Covenants.  In consideration for the Company disclosing to Employee Confidential Information, for a period of two (2) years after termination of Employee’s employment with the Company, the Employee will not render services, directly or indirectly, to a Conflicting Organization, except that the Employee may accept employment with a Conflicting Organization if the Company receives, prior to the Employee accepting such employment, separate written assurances, satisfactory to the Company, from such Conflicting Organization and from the Employee that the Employee will not render services directly or indirectly in connection with any Conflicting Product.

12. Termination.
a.            The Company may terminate Employee's services pursuant to the terms of this Agreement at any time for "cause" as herein defined. The term "cause" shall mean any of the following events: (i) engaging in activities in direct or indirect competition with the Company, (ii) committing acts of gross negligence, (iii) conviction of a felony or misdemeanor involving moral turpitude, (iv) demonstration of any acts of dishonesty or theft on the part of Employee which, in the opinion of the President, is detrimental to the best interests of the Company, and (v) intentional and material violation by Employee of any written policy adopted by the Board of Directors of the Company which is not corrected within ten (10) days after receipt by Employee of a detailed written explanation from the President of the Company. The Company may also terminate this Agreement as a result of the death or disability of Employee pursuant to the applicable provisions of Paragraphs 13 or 14 below.

b.            "Disability," as that term is used in paragraph 5(a) above, shall be defined as an incapacity, whether by an accident, sickness or otherwise, which renders Employee mentally or physically incapable of performing the services required pursuant to this Agreement, and such incapacity, in the opinion of a mutually agreeable physician, is expected to continue for a period of twelve (12) months.

c.            The Company may also terminate this Agreement without “cause” as that term is defined in Paragraph 12 a. above or without Employee dying or becoming disabled; however, in the event of such termination, Company shall be obligated to continue paying Employee’s  full compensation at the rate of base pay in effect at the time of the termination until the end of the term of this Agreement,

13.  Disability.  To the extent not covered by the Company’s disability insurance, if any, if the Employee is unable to perform Employee’s services during the term of this Agreement by reason of illness or incapacity, he shall receive Employee’s full compensation until a determination is made that Employee is disabled as that term is defined in Paragraph 12 (b) above, and, in the event this Agreement is terminated as a result of Employee’s disability,  shall continue receiving full compensation at the rate of base pay in effect at the time of the determination during the remaining term of this Agreement. However, upon a determination of Employee’s disability as defined in Paragraph 12 (b) above, any options to purchase the Company’s common stock pursuant to the terms of the Stock Option Agreement of even date herewith which have not then vested,  shall immediately become vested.

14. Death during Employment.  If  Employee dies during the term of this Agreement, this Agreement shall terminate; provided, however, the Company shall continue to pay to the estate of the Employee, on the same schedule as if Employee were alive, Employee’s salary at the rate of his base pay in effect at the time of his death during the remaining term of this Agreement. Additionally, upon Employee’s death, any options to purchase the Company’s common stock pursuant to the terms of the Stock Option Agreement of even date herewith which have not then vested, shall immediately become vested.

15. Non-Competition.  During the term of this Agreement and or as long as thereafter as Employee is receiving compensation from the Company:

a.
The Employee shall not engage in competition with the Company, either directly or indirectly, in any manner or capacity, as advisor, consultant, principal, agent, partner, officer, director, stockholder, employee, representative, spokesman or otherwise, in any phase of the business carried on by the Company at any time.

b.
For a period of one (1) year after the termination of this Agreement, Employee shall not solicit anyone who was an employee of the Company when the Employee’s employment with the company terminated or solicit anyone then employed by the Company to terminate or refrain from renewing Employee’s or her employment with the Company.

c.
For a period of one (1) year after the termination of this Agreement, Employee shall not, either directly or indirectly, solicit any customer, broker, or distributor of the Employer, for such products as are manufactured and/or sold by the Employer, and Employee will similarly not engage in the business of the manufacture and sales of such products as are manufactured and/or sold by the employer within the said period.

16. Notices.  All notices or other instruments or communications provided for in this Agreement shall be in writing and signed by the party giving same and shall be deemed properly given if delivered in person, including delivery by overnight courier, or if sent by registered or certified United States mail, postage prepaid, addressed to such party at the address listed below.  Each party may, by notice to the other party, specify any other address for the receipt of such notices, instruments or communications.

If To Company:

Pet Ecology Brands, Inc.
14822 Venture Drive
Dallas, Texas 75234
Attn:  President/CFO

If To Employee

Ralph J. Steckel
2912 Robin Road
Plano, Texas

17.  Waiver.  Failure to insist upon a strict compliance with any of the terms or conditions of this Agreement shall not be deemed waiver of such terms or conditions, nor shall any waiver of any term, condition or right of any party at any time be deemed a waiver of any other term, condition or right of any party hereto, nor shall it preclude the party from subsequently asserting or relying upon such term, condition or right.

18. Severability.  The invalidity or enforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

19. Modification.  There are no verbal understandings between the Parties.  This Agreement contains the entire agreement of the Parties and shall not be changed, modified, or terminated, except in writing signed by the Parties.

20. Construction.  This Agreement shall be construed in accordance with the laws of the State of Texas.

21. Assignment.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.  The Employee’s rights, powers, privileges and immunities under this Agreement shall not be assignable by the Employee without the prior written consent of the Company.

22. Binding Effect.  This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, legal representatives, successors and assigns.

23. Arbitration.  Any dispute or controversy arising from or relating to this Agreement shall be decided by arbitration in the State of Texas by the American Arbitration Association, by a panel of three arbitrators mutually acceptable to the Parties and in accordance with the procedural rules and regulations of that association. At the request of either the Company or the Employee, arbitration proceedings will be conducted in secrecy; in such case, all documents, testimony, and records shall be received, heard and maintained by the arbitrators in secrecy, available for inspection only by the Company, the Employee and their respective attorneys and experts who shall agree, in advance and in writing, to receive all such information confidentially and to maintain such information in secrecy until such information becomes generally known or until such times as such information becomes known by reason of judicial appeal from or enforcement of the decision of the arbitration.

This Agreement is entered into as of December 10, 2007.

COMPANY:

PET ECOLOGY BRANDS, INC

By:________________________
Robert J. Salluzzo
Chief Financial Officer

EMPLOYEE:

Ralph J. Steckel

This agreement is hereby ratified by a majority of the Pet Ecology Brands, Inc. Board of Directors on this ___day of December 2007.

Wes Kirby
Secretary